Participation Agreement

This PARTICIPATION AGREEMENT (this “Agreement”), effective as of June 16, 2017 (the “Effective Date”), is between CENTRE LANE PARTNERS MASTER CREDIT FUND II, L.P., a Delaware limited partnership, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”), the Lenders (as hereinafter defined), WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I, a Delaware limited partnership (“SCV I”), WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P., a Delaware limited partnership (“SCV”) and WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD., a Cayman Islands company (“SCVOF”; each of SCV I, SCV and SCVOF, a “Participant” and collectively, the “Participants”).

RECITALS

A. Reference is made to that certain Senior Secured Credit Agreement, dated as of June 15, 2017, by and among Global Power Equipment Group Inc., as borrower (the “Borrower”), the lenders party thereto (the “Lenders”) and the Administrative Agent (as amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time, and as may be amended from time to time hereafter, the “Credit Agreement”).

B. Pursuant to the Credit Agreement, the Lenders provided a senior secured term loan facility and other financial accommodations to the Borrower.

C. On the terms and conditions set forth herein, each Participant wishes to purchase and accept from the Lenders, and the Lenders are willing to sell and grant to each Participant, a participation interest in the Loans under the Credit Agreement.

AGREEMENT

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Participants, the Administrative Agent and the Lenders agree as follows:

Section 1. Defined Terms.

Capitalized terms used in this Agreement which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

Section 2. Purchase of Participation Interests.

(a)       Each Participant hereby agrees and is hereby obligated to purchase, and the Lenders hereby agree to sell to each Participant, at par value, a pro-rata share of a non-voting participation interest in Loans in the aggregate principal amount set forth on Schedule I hereto (each, a “Participation Interest” and in the aggregate, the “Participation Interests”). Each Participant shall pay to the Lenders the purchase price set forth opposite such Participant’s name on Schedule I hereto (with respect to each Participant, the “Purchase Price”); provided, however, that the parties hereby agree that for administrative convenience, the Lenders have directed each Participant, and each Participant has agreed, to wire the Purchase Price payable by such Participant to the Borrower pursuant to wire instructions set forth below on the Effective Date.

Bank Name: Wells Fargo Bank, N.A.

ABA #: 121000248

Account Name: Global Power Equipment Group Inc. Main Master Account

Account #: 4493290985

Reference:

(b)       The purchase of Participation Interests shall be on the following terms:

(i)       [Reserved]; and

(ii)       the Administrative Agent and the Lenders shall have all rights with respect to the administration, compliance, waiver, amendment and enforcement of the terms of the Credit Agreement and the other Loan Documents and the collection of any amounts under the Credit Agreement and the other Loan Documents as if such Participation Interest did not exist, and the Administrative Agent and the Lenders shall incur no liability to any Participant with respect to any action any of them may take or refrain from taking which the Administrative Agent and the Lenders, in their sole discretion, deem to be necessary or desirable; provided, however, that the Administrative Agent and the Lenders shall not consent to any amendment, waiver or modification that adversely affects the Participant more than the other Lenders in any material respect without the Participant’s prior written consent. The Administrative Agent and the Lenders shall have absolute and complete control over all aspects of the Obligations and the Loans, and the Administrative Agent and the Lenders shall be entitled to use their sole discretion with respect to exercising or refraining from exercising any right, taking or refraining from taking any action, or making or refraining from making any decision any of them may be entitled to exercise, take or make under the Credit Agreement and the other Loan Documents, including without limitation:

(A)       the satisfaction, sale, in whole or in part, substitution, assignment or material modification of the Credit Agreement or any other Loan Document;

(B)       the acceleration of the Obligations;

(C)       the compromise or forgiveness of the Obligations or any other indebtedness;

(D)       foreclosing or exercising any rights under the Loan Documents;

(E)       acquiring any of the Collateral in lieu of foreclosure and the manner thereof;

(F)       changing the interest rate from the rate or rates set forth in the Credit Agreement;

(G)       changing the terms of repayment of any Loans, including, the maturity date thereof;

(H)       substituting or releasing any Collateral securing the Obligations;

(I)       releasing any claims, if any, against the Borrower or any other Loan Party;

(J)       operating, maintaining, managing, leasing, disposing, selling, assigning and developing of any Collateral;

(K)       assigning or granting of any ownership or participation interest in the Obligations or Collateral;

(L)       bidding or not bidding at a foreclosure sale or any sale in any Insolvency Proceeding for any amount which the Administrative Agent and/or the Lenders deem appropriate;

(M)       voting to approve or reject any plan of reorganization in any Insolvency Proceeding;

(N)       consenting to the use of cash collateral or providing debtor-in-possession financing to any Loan Party in any Insolvency Proceeding and obtaining adequate protection in connection therewith and, in any such event, each Participant (1) will be deemed to have consented to, will raise no objection to, and will not support any other Person objecting to, the use of such cash collateral or such debtor-in-possession financing and the granting to the Administration Agent or the Lenders of adequate protection in connection therewith, (2) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such debtor-in-possession financing (except to the extent such right to adequate protection or other relief is derived from the rights of the Lenders by reason of the Participation Interests), and (3) agrees that notice received two calendar days prior to the entry of an order approving such use of cash collateral or approving such debtor-in-possession financing and the granting of adequate protection in connection therewith shall be adequate notice;

(O)       seeking and obtaining relief from the automatic stay or any other stay in any Insolvency Proceeding without the consent of any Participant and each Participant agrees that it will not object thereto and will not itself seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof; or

(P)       selling or consenting to the sale of any Collateral in any Insolvency Proceeding, and each Participant agrees that it will not oppose any sale or disposition of any Collateral and that, it will be deemed to have consented under Section 363 of Title 11 of the United States Code, as amended, and otherwise to any such sale and to have released its Liens, if any, in such Collateral.

(c)       No Participant shall (i) assign or sub-participate all or any part of a Participation Interest to any party, without the prior written consent of the Lenders, and any attempted assignment of or sub-participation in violation of this subsection shall be void, (ii) have any right to vote on any matters relating to the Obligations, the Credit Agreement (including, without limitation, matters described in Section 10.01(b) thereof) or any other Loan Document by reason of holding a Participation Interest or (iii) have any right to vote in an Insolvency Proceeding of the Borrower or any other Loan Party in its capacity as the holder of a Participation Interest. Without limiting the foregoing, the Lenders agree to use commercially reasonable efforts to notify the Participants of any matter requiring a vote of the Lenders (whether pursuant to an amendment, consent, waiver or otherwise) one (1) Business Day prior to such vote; provided that the Lenders shall have no liability whatsoever for failure to provide such notice to the Participants.

(d)       The purchase of a Participation Interest and the relationship between the Lenders, on the one hand, and any Participant, on the other hand, arising in connection with such purchase is not intended to create and shall not create or be construed to constitute, a fiduciary or trust relationship or the formation of a partnership or joint venture between any Participant and any of the Lenders or the Administrative Agent. Each Participant shall be the owner of an undivided Participation Interest in the Loans and shall not be a creditor of any of the Lenders.

(e)       The terms of this Section 2 are not intended to constitute, and shall not be construed to constitute, a security within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the law of any state.

Section 3. [Reserved].

Section 4. Waivers and Acknowledgments.

(a)       Each Participant hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature.

(c)       Each Participant hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Participant or other rights of such Participant to proceed against any of the Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations.

(d)       Each Participant hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Participant any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of their Subsidiaries now or hereafter known by such Secured Party.

(e)       Each Participant acknowledges and agrees that neither the Administrative Agent nor any Lender has made any representation or warranty to it with respect to the Borrower, any other Loan Party or any of their Subsidiaries, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith or any other matter whatsoever.

Section 5. Continuing Agreement; Assignments.

This Agreement is a continuing agreement and shall (a) remain in full force and effect, (b) be binding upon each Participant, its successors and permitted assigns, (c) inure to the benefit of the Lenders, the Administrative Agent and their successors, transferees and assigns and (d) be enforceable by the Lenders. No Participant shall have the right to assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Lenders.

Section 6. [Reserved].

Section 7. Participant Representations and Warranties.

Each Participant represents and warrants to the Administrative Agent and Lenders as follows:

(a)       It is duly formed or organized and validly existing in good standing under the laws of the jurisdiction of its formation or organization.

(b)       It has full legal power and authority to conduct its business, and enter into, execute, deliver and perform the terms of this Agreement, which has been duly authorized by all proper and necessary action and is in compliance in all material respects with its certificate of formation and organizational documents. It has duly executed and delivered this Agreement.

(c)       This Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws related to or affecting the enforcement of creditors’ rights generally.

(d)       There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to its knowledge, threatened as of the date hereof, against it (i) that, would reasonably be expected, individually or in the aggregate, to result in a material adverse effect on its ability to pay and perform its purchase obligations under this Agreement or (ii) that involve this Agreement or any other Loan Document.

(e)       [Reserved].

(f)       The execution, delivery, and performance of this Agreement has not resulted and will not result in a material breach or violation of any provision of (i) its organizational documents, (ii) any statute, law, writ, order, rule or regulation of any Governmental Authority applicable to it, (iii) any judgment, injunction, decree or determination of any Governmental Authority applicable to it or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument to which it may be a party, by which it may be bound or to which any of its assets is subject.

(g)       It is not “insolvent” within the meaning of Section 101(32) of Title 11 of the United States Code, and is able to pay its debts as they become due, and has adequate capital to conduct its business.

Section 8. Lender Representations and Warranties

Each of the Lenders, as to itself, represents and warrants to each Participant as follows:

(a)       It is duly formed or organized and validly existing in good standing under the laws of the jurisdiction of its formation or organization.

(b)       It has full legal power and authority to conduct its business, and enter into, execute, deliver and perform the terms of this Agreement, which has been duly authorized by all proper and necessary action and is in compliance in all material respects with its certificate of formation and organizational documents. It has duly executed and delivered this Agreement.

(c)       This Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws related to or affecting the enforcement of creditors’ rights generally.

(d)       There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to its knowledge, threatened as of the date hereof, against it (i) that, would reasonably be expected, individually or in the aggregate, to result in a material adverse effect on its ability to perform its obligations under this Agreement or (ii) that involve this Agreement or any other Loan Document.

(e)       [Reserved].

(f)       The execution, delivery, and performance of this Agreement has not resulted and will not result in a material breach or violation of any provision of (i) its organizational documents, (ii) any statute, law, writ, order, rule or regulation of any Governmental Authority applicable to it, (iii) any judgment, injunction, decree or determination of any Governmental Authority applicable to it or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument to which it may be a party, by which it may be bound or to which any of its assets is subject.

(g)       It is not “insolvent” within the meaning of Section 101(32) of Title 11 of the United States Code, and is able to pay its debts as they become due, and has adequate capital to conduct its business.

Section 9. Notices.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made upon receipt when delivered by hand, by overnight courier service, or by deposit in the mail, first-class postage prepaid, or by telecopy, when sent, addressed as follows or addressed to such other addresses as to which either party hereto may notify the other party hereto in writing in accordance with this Section 9:

(a)       in the case of the Administrative Agent or the Lenders:

Centre Lane Partners Master Credit Fund II, L.P.

60 East 42nd Street #1250

New York, NY 10165

Attn: Luke Gosselin, Managing Director

Email: lgosselin@clpinv.com

with a copy to:

Chapman and Cutler LLP

1270 Avenue of the Americas, 30th Floor

New York, NY 10020

Attention: Nicholas Whitney

Telephone: 212-655-6000

Facsimile: 212-655-2547

Email: whitney@chapman.com

(b)       in the case of the Participants, addressed as follows:

c/o Wynnefield Capital Partners, LLC

450 Seventh Avenue, Suite 509

New York, NY 10123

Attn: Nelson Obus

Email: nobus@wynnecap.com

with a copy to:

Kane Kessler, P.C.

666 Third Avenue

New York, NY 10017

Attention: Robert L. Lawrence

Telephone: 212-541-6222

Facsimile: 212-245-3009

Email: rlawrence@kanekessler.com

Section 10. Information Concerning Financial Condition of the Borrower and the Other Loan Parties.

The Lenders, on the one hand, and the Participants, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower, any other Loan Party and their respective Subsidiaries and any other obligors and all endorsers or guarantors of any of their obligations hereunder or under the Loan Documents, and (b) all other circumstances bearing upon the risk of nonpayment of the obligations hereunder or under the Loan Documents. Neither the Administrative Agent nor any Lender shall have any duty to advise the Participants of information known to any of them regarding such condition or any such circumstances or otherwise. In the event that the Administrative Agent or any Lender, in its discretion, undertakes at any time or from time to time to provide any such information to the Participants it shall be under no obligation (a) to provide any additional information or to provide any such information on any subsequent occasion, (b) to undertake any investigation or (c) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential.

Section 11. Confidentiality

(a)       Except as otherwise provided herein, each party hereto agrees not to disclose, reveal, divulge, publish or otherwise make known any of the Confidential Information to any Person (including any potential assignees) for any reason or purpose whatsoever, other than to its officers, directors, employees, affiliates, members, partners, managers, representatives, advisors and agents (collectively, the “Representatives”) having a need to know such information in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, each party shall be permitted to disclose the Confidential Information pursuant to a request or requirement by applicable law, rule or regulation or a subpoena, court order, similar judicial process, regulatory authority or agency. Each party hereto agrees to maintain the confidentiality of the Confidential Information at all times and agrees to treat the Confidential Information with no less than the degree of care that such party uses for its own confidential information of a similar nature. For purposes of this Agreement “Confidential Information” means (a) this Agreement, the Loan Documents and all information relating to the transactions contemplated by such documents, whether received on or after the date of this Agreement and (b) all memoranda, notes, analyses, compilations, studies or other documents which were developed based upon or which include any such information (whether in written form, electronically stored or otherwise).

(b)       If a party hereto or any of its Representatives (a “Disclosing Party”) is required or requested to disclose any Confidential Information pursuant to law, rule, regulation, request for documents, subpoena, similar judicial process or other demand or request by a governmental agency or authority (collectively, “Legal Process”), the Disclosing Party may disclose such Confidential Information pursuant to Legal Process and, if legally permitted and reasonably practicable, Disclosing Party shall provide the other parties hereto with prompt prior notice of such requirement or request and shall reasonably cooperate, at the Disclosing Party’s sole cost and expense, with the Disclosing Party’s efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

(c)       Each Participant further agrees that it shall maintain the confidentiality of any information and documents delivered to such Participant under the Loan Documents to the same extent as if such Participant were a party to the Loan Documents and shall, upon the Administrative Agent’s request, provide to the Administrative Agent, on its and the Lenders’ behalf, a confidentiality undertaking to such effect in accordance with the terms of the Loan Documents prior to the delivery of any such information or documents.

Section 12. Miscellaneous.

(a)       Except as otherwise expressly provided in this Agreement, to the extent permitted by law, each Participant hereby waives presentment, demand for payment, notice of default, nonperformance and dishonor, protest and notice of protest of or in respect of this Agreement, the Loan Documents, notice of acceptance of this Agreement and reliance hereupon by the Borrower, any other Loan Party or by the Administrative Agent and the Lenders, and the incurrence of any of the Obligations, notice of any sale of collateral security or any default of any sort.

(b)       No Participant is relying upon the Administrative Agent or any Lender to provide to it any information concerning the Loan Parties or any of their Subsidiaries, and each Participant has made arrangements satisfactory to it to obtain from the Loan Parties and their Subsidiaries information as it may desire.

(c)       Each Participant agrees that any statement of account with respect to the Obligations from the Administrative Agent to the Borrower or any other Loan Party which binds the Borrower or any other Loan Party shall, in the absence of demonstrable error, also be binding upon such Participant and that copies of said statements of account maintained in the regular course of the business of the Administrative Agent may be used in evidence against such Participant in order to establish the obligations of such Participant hereunder.

(d)       Each Participant acknowledges that (i) it has received a copy of the Loan Documents, and (ii) it has had the advice of counsel in connection with all matters concerning its execution and delivery of this Agreement.

(e)       Each Participant agrees to indemnify the Administrative Agent and the Lenders (to the extent not promptly reimbursed by the Borrower or the Loan Parties and without limiting the obligation of the Borrower or any Loan Party) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever, including, without limitation, reasonable attorneys fees and legal expenses, that may at any time be imposed on, incurred by or asserted against the Administrative Agent or any Lender in any way relating to or arising out of any Loan Documents or this Agreement, or any action taken or omitted by the Administrative Agent or a Lender under or in connection with any of the foregoing; provided that no Participant shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from the Administrative Agent’s or such Lender’s gross negligence or willful misconduct; further, provided, that such indemnification shall be limited to an amount equal to such Participant’s share of all such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements to the extent of such Participant’s Participation Interest.

(f)       This Agreement may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart signed by the party to be charged.

(g)       Every provision of this Agreement is intended to be severable, and if any term or provision hereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

(h)       This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

(i)       This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(j)       Each party hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement and/or the Loan Documents. Each party hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each party hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it and may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by law. Each party hereby irrevocably consents to service of process in the manner provided for notices in this Agreement. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

(k)       Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (I) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (II) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

[The Remainder of This Page Intentionally Has Been Left Blank]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers or officer or manager of its general partner, as of the day and year first above written.

CENTRE LANE PARTNERS MASTER CREDIT FUND II, L.P., as Administrative Agent and as a Lender
By:	/s/ Luke Gosselin
Name: Luke Gosselin
Title: Managing Director

CENTRE LANE PARTNERS IV, L.P., as Lender
By:	/s/ Quinn Morgan
Name: Quinn Morgan
Title: Managing Director

[Signature Page to Participation Agreement]

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I,
as a Participant

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.,
as a Participant

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Managing Member

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.,
as a Participant

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: President

[Signature Page to Participation Agreement]